UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K/A

CURRENT REPORT Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	May 16, 2006

TOR Minerals International, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-17321 (Commission File Number)	74-2081929 (IRS Employer Identification No.)
722 Burleson Street Corpus Christi, Texas	78402
(Address of Principal Executive Offices)	(Zip Code)

(361) 883-5591
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

___	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
___	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
___	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
___	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note:  This Form 8-K/A amends the Current Report on Form 8-K of TOR Minerals International (the “Company”) filed with the Securities and Exchange Commission on May 16, 2006 (the “Original Form 8-K”).  Pursuant to instructions to Item 5.02 of Regulation S-K, the Original Form 8-K is hereby amended to reflect the terms of compensation which had not yet been determined at the time of filing.

ITEM 5.02             DEPARTURE OF PRINCIPAL OFFICER.

Effective July 1, 2006, Dr. Karasch became the Company’s President and CEO.  On July 17, 2006, the Board of Directors granted Dr. Karasch 50,000 Incentive Stock Options.  The exercise price was set at $2.05 per share (the closing price of the stock on the grant date of July 17, 2006).  The options become exercisable ratable over a five year period beginning on the first anniversary of the date of grant.  The options expire on July 16, 2016 unless sooner terminated by their terms.  The options were granted under the Company’s 2000 Incentive Plan (the “Plan”) and are subject to the terms of the Plan.  The terms of Dr Karasch’s compensation have not yet been determined.  In accordance with Instruction 2 to Item 5.02 of Form 8-K, the Company will amend this Current Report on Form 8-K within four business days after such information is determined or becomes available.

Effective July 1, 2006, Mark Schomp became the Company’s Executive Vice President for Sales and Marketing of the Company.  Mr. Schomp’s salary has been increased to $165,000 per year.  The increase is retroactive to July 1, 2006.  On July 17, 2006, the Board of Directors granted Mr. Schomp 25,000 Incentive Stock Options.  The exercise price was set at $2.05 per share (the closing price of the stock on the grant date of July 17, 2006).  The options become exercisable ratable over a five year period beginning on the first anniversary of the date of grant.  The options expire on July 16, 2016 unless sooner terminated by their terms.  The options were granted under the Plan and are subject to the terms of the Plan.  In addition, Mr. Schomp receives a car allowance of $6,000 per year.

ITEM 9.01             FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Businesses Acquired. Not applicable.
(b)	Pro Forma Financial Information. Not applicable.
(c)	Shell company transaction Not applicable
(d)	Exhibits. None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOR MINERALS INTERNATIONAL, INC. _____________________ (Registrant)

Date: July 26, 2006	/s/ LAWRENCE W. HAAS
Lawrence W. Haas Treasurer and CFO